Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-66843, No. 333-53486 and No. 333-66688) and the related Prospectus and in the Registration Statements on Form S-8 (No. 333-66923, No. 333-85419 and No. 333-54982) pertaining to the 1995 Stock Option Plan, as amended, of DepoMed, Inc. of our report dated February 21, 2002, except for Note 10, as to which the date is March 28, 2002, and Note 1, as to which the date is November 8, 2002, with respect to the financial statements of DepoMed, Inc., and our report dated February 23, 2001, with respect to the financial statements of DepoMed Development, Ltd., all such reports included in this Form 10-K/A for the year ended December 31, 2001.

/s/ ERNST & YOUNG LLP

Palo Alto, California

November  13, 2002